AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE September 30, 2002

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

(hereinafter referred to as “THE COMPANY”)

213 Washington Street

Newark, New Jersey 07102-2992

And

SECURITY LIFE OF DENVER INSURANCE COMPANY

(hereinafter referred to as “THE REINSURER”)

1290 Broadway

Denver, Colorado 80203-5699

Table of Contents

1. PARTIES TO THE AGREEMENT	5

2. EFFECTIVE DATE OF THE AGREEMENT	5

3. SCOPE OF THE AGREEMENT	5

4. DURATION OF THE AGREEMENT	5

5. BASIS OF REINSURANCE	6

6. AUTOMATIC REINSURANCE TERMS	6
•	CONVENTIONAL UNDERWRITING	6
•	RESIDENCE AND TRAVEL	6
•	OCCUPATION	6
•	AUTOMATIC ACCEPTANCE LIMIT	6
•	JUMBO LIMIT	6
•	STACKING LIMIT	6
•	LOCATION LIMIT	6
•	PROJECTED NET AMOUNT AT RISK LIMIT	6
•	MINIMUM NUMBER OF LIVES	6
•	MAXIMUM ISSUE AGES	6
•	FOREIGN RESIDENTS	7
•	MINIMUM CESSION	7
•	FACULTATIVE QUOTES	7

•	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE	7

•	AUTOMATIC PORTION REINSURED	7
•	AUTOMATIC PORTION RETAINED	7

•	AUTOMATIC REINSURANCE NOTICE PROCEDURE	7

•	FACULTATIVE REINSURANCE	7

10.	COMMENCEMENT OF REINSURANCE COVERAGE	8
•	AUTOMATIC REINSURANCE	8
•	FACULTATIVE REINSURANCE	8
•	PRE-ISSUE COVERAGE	9

11. REINSURANCE PREMIUM RATES	9
•	LIFE REINSURANCE	9
•	RATES NOT GUARANTEED	9

12. PAYMENT OF REINSURANCE PREMIUMS	9
•	PREMIUM DUE	9
•	FAILURE TO PAY PREMIUMS	10
•	PREMIUM ADJUSTMENT	10

13. PREMIUM TAX REIMBURSEMENT	10

14. DAC TAX AGREEMENT	10

15. REPORTS	11

16. RESERVES FOR REINSURANCE	11

•	CLAIMS	11
•	NOTICE	11
•	AMOUNT AND PAYMENT OF BENEFITS	12
•	CLAIM SETTLEMENTS	12
•	CLAIM EXPENSES	13
•	EXTRACONTRACTUAL DAMAGES	13

•	MISREPRESENTATION, SUICIDE, AND MISSTATEMENT	13

19.	POLICY CHANGES	13
•	NOTICE	13
•	INCREASES	13
•	REDUCTION OR TERMINATION	14
•	PLAN CHANGES	14
•	OPTION TO EXCHANGE INSUREDS	14
•	ADD-ON LIVES	14

•	RECAPTURE	14

•	REINSTATEMENTS	16
•	AUTOMATIC REINSTATEMENT	16
•	FACULTATIVE REINSTATEMENT	16
•	PREMIUM ADJUSTMENT	16

•	ERRORS AND OMISSIONS	16

23. INSOLVENCY	17

•	ARBITRATION	18
•	GENERAL	18
•	NOTICE	18
•	PROCEDURE	18
•	COSTS	18

•	GOOD FAITH	18

•	REPRESENTATIONS AND WARRANTIES	18

27.	CONFIDENTIALITY	19

28.	MEDICAL INFORMATION BUREAU	20

29.	GOVERNING LAW	20

30. ASSIGNMENT	20

31. ACCESS TO RECORDS	20

32. SEVERABILITY	21

33. OFFSET	21

34. TERMINATION	21

35. NOTICES	21

ATTACHMENTS:

SCHEDULE A – REINSURANCE COVERAGE

SCHEDULE B – AUTOMATIC AND FACULTATIVE REINSURANCE PREMIUMS

SCHEDULE C – REPORTING INFORMATION – INFORMATION ON RISKS REINSURED

SCHEDULE D – MONTHLY BILLING AND ACCOUNTING SUMMARY

SCHEDULE E – FACULTATIVE REINSURANCE APPLICATION

SCHEDULE F – FACULTATIVE REINSURANCE NOTIFICATION

SCHEDULE G – CARRIER FACT SHEET

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

1.	PARTIES TO THE AGREEMENT

This Agreement is solely between THE REINSURER and THE COMPANY, a life insurance company domiciled in New Jersey. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between THE REINSURER and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee. THE COMPANY agrees that it will not make THE REINSURER a party to any litigation between any such third party and THE COMPANY. THE COMPANY will not use or disclose THE REINSURER’s name with regard to THE COMPANY's agreements or transactions with these third parties unless THE REINSURER gives prior written approval for the use or disclosure of its name or unless THE COMPANY is compelled by law to do so.

The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The obligations of the parties to this Agreement shall terminate upon the earlier of the following: (1) the date of termination of this Agreement; (2) with respect to a reinsured policy, the date the reinsured policy lapses, terminates, or is no longer in force; or (3) the date of recapture pursuant to Section 20 hereof. This Agreement shall not be bifurcated, partially assigned, or partially assumed without the consent of the parties.

2.	EFFECTIVE DATE OF THE AGREEMENT

This Agreement will incept on the date hereof, to be effective as of 12:01 A.M., September 30, 2002, and will cover policies effective on and after that date. In addition, THE REINSURER agrees to accept reinsurance coverage for policies backdated to save age up to six months prior to the effective date of this Agreement. The reinsurance coverage for any backdated policies will be effective as of the policy effective date.

3.	SCOPE OF THE AGREEMENT

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement. The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties.

4.	DURATION OF THE AGREEMENT

The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new business at any time by giving the other a 90-day prior written notice. THE REINSURER will continue to accept new reinsurance during the 90-day period.

Existing reinsurance will not be affected by the termination of this Agreement with respect to new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the underlying policies on which the reinsurance is based and THE REINSURER fulfills all of its obligations under this Agreement, provided that THE COMPANY continues to pay reinsurance premiums as described in Section 12. However, existing reinsurance may be terminated in accordance with the recapture provision described in Section 20.

5.	BASIS OF REINSURANCE

Reinsurance under this Agreement will be on the Yearly Renewable Term basis on the portion of each policy that is reinsured as described in Schedule A.

6.	AUTOMATIC REINSURANCE TERMS

THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the following requirements:

CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue practices. For fully underwritten policies, the underwriting requirements will be based on the ultimate face amount. Upon request, THE COMPANY shall provide THE REINSURER with a complete copy of THE COMPANY’s current underwriting and issue practices and guidelines. In addition, THE COMPANY will inform THE REINSURER in writing of any proposed changes to THE COMPANY’s conventional underwriting and issue practices.

a.

RESIDENCE AND TRAVEL. Each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets THE COMPANY’s special underwriting requirements pertaining to foreign residence. However, automatic reinsurance will not be available if the conditions stated in either Foreign Travel Exclusions or Foreign Residence Exclusions in Schedule A apply.

b.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

c.	AUTOMATIC ACCEPTANCE LIMIT – The initial and ultimate face amounts shall not exceed the Automatic Acceptance Limits as shown in Schedule A.

d.

JUMBO LIMIT. For fully underwritten policies to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies shall not exceed the Jumbo Limit as shown in Schedule A.

e.

STACKING LIMIT. For simplified and guaranteed issue policies to be reinsured under automatic reinsurance, the total amount of insurance, for simplified and guaranteed issue policies, in force and applied for, in all companies shall not exceed the Stacking Limit as shown in Schedule A.

f.	PROJECTED NET AMOUNT AT RISK LIMITS. The net amount at risk projected at issue cannot exceed the limits shown in Schedule A.

g.	LOCATION LIMIT. The total initial face amount subject to reinsurance with the pool at a single location cannot exceed the Location Limit as shown in Schedule A.

h.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

i.

MINIMUM NUMBER OF LIVES. The number of lives to be reinsured under automatic reinsurance for Simplified and Guaranteed issue policies, must be no fewer than the minimum number of lives as shown in Schedule A.

j.	MAXIMUM ISSUE AGES. The issue age for Simplified and Guaranteed issue policies, must be no greater than the maximum issue ages as shown in Schedule A.

k.	FOREIGN RESIDENTS. For simplified or guaranteed issue policies, face amounts for Non-US/Canadian work addresses cannot exceed the maximum limit for each case as shown in Schedule A.

l.	FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to THE REINSURER or any other reinsurer.

7.	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE

a.	AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

b.	AUTOMATIC PORTION RETAINED. THE COMPANY will retain, and not otherwise reinsure, an amount of insurance on each life equal to its retention shown in Schedule A.

8.	AUTOMATIC REINSURANCE NOTICE PROCEDURE

After the policy has been paid for and delivered, THE COMPANY will submit to THE REINSURER all relevant individual policy information, as defined in Schedule C.

9.	FACULTATIVE REINSURANCE

THE COMPANY may apply for facultative reinsurance with THE REINSURER on a risk if the automatic reinsurance terms are not met or if the terms are met and THE COMPANY prefers to apply for facultative reinsurance.

a.	Lead Reinsurer

For Simplified Issue and Guaranteed Issue cases where the terms for automatic reinsurance are not met, but where the case falls within the lead reinsurer limits described below, THE COMPANY may submit these cases to THE REINSURER. THE REINSURER will be the lead reinsurer for the pool with respect to underwriting. THE REINSURER will promptly examine the case and notify THE COMPANY of the terms and conditions of a facultative offer by the pool or that an offer will not be made by the pool. For cases that fall outside the lead reinsurer limits described below, THE REINSURER also has the option of making a facultative offer that represents THE REINSURER, but not the pool.

Lead reinsurer limits are the same as the automatic reinsurance limits except in the following respects:

Simplified Issue:

➢	Maximum Initial Face Amount per Life:

$50,000 times the total number of lives up to $5,000,000

Guaranteed Issue:

➢	Minimum Number of Lives: 20
➢	Maximum Initial Face Amount per Life:

$50,000 times the total number of lives up to $5,000,000

All other lead reinsurer limits are the same as the automatic reinsurance requirements described in Section 6.

b.	Facultative Quote

For fully underwritten business and for Simplified Issue and Guaranteed Issue cases where a facultative offer is not made by the pool, THE COMPANY may request a facultative offer from THE REINSURER. THE COMPANY may apply for a facultative reinsurance quote by submitting the following:

a.	A form substantially similar to the “Application for Reinsurance” form shown in Schedule E.

b.	Copies of the original insurance application, medical examiner’s reports, financial information, and all other papers and information obtained by THE COMPANY regarding the insurability of the risk.

After receipt of THE COMPANY’s application, THE REINSURER will promptly examine the material and notify THE COMPANY either of the terms and conditions of THE REINSURER’s offer for facultative reinsurance or that no offer will be made. THE REINSURER’s offer expires 120 days after the offer is made unless the written offer specifically states otherwise. If THE COMPANY accepts THE REINSURER’s offer, then THE COMPANY will make a dated notation of its acceptance in its underwriting file and mail as soon as possible a formal reinsurance cession to THE REINSURER using a form substantially similar to the Notification of Reinsurance form shown in Schedule F. If THE COMPANY does not accept THE REINSURER’s offer, then THE COMPANY will notify THE REINSURER in writing as soon as possible.

10.	COMMENCEMENT OF REINSURANCE COVERAGE

Commencement of THE REINSURER’s reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

a.

AUTOMATIC REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with THE COMPANY’s contractual liability for the policy reinsured.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt or temporary insurance agreement if all of the conditions for automatic reinsurance coverage under Section 6 of this Agreement are met. THE REINSURER’s liability under THE COMPANY’s conditional receipt or temporary insurance agreement is limited to the lesser of (1) THE REINSURER’s reinsured portion of the face amount of the policy and (2) $533,300.

b.

FACULTATIVE REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when (1) THE COMPANY accepts THE REINSURER’s offer by making a dated notation of its acceptance in its underwriting file and (2) the policy has been issued. After making a dated notation of its acceptance in its underwriting file, THE COMPANY will mail a “Notification of Reinsurance” form to THE REINSURER.

In addition, conditional receipt for any facultative policies ceded under this Agreement shall only apply if the policy is pre-paid, THE REINSURER has made a binding offer and THE COMPANY has accepted the offer. THE REINSURER’s liability under THE COMPANY’s conditional receipt or temporary insurance agreement will be limited to the lesser of 1) THE REINSURER’s reinsured portion of the face amount of the policy and 2) the portion of $1,000,000 that is derived as the amount of capacity reserved by THE COMPANY from THE REINSURER divided by the sum of the total amount of capacity reserved by THE COMPANY from all reinsurers and the amount to be retained by THE COMPANY.

c.

PRE-ISSUE COVERAGE. The pre-issue coverage for benefits paid under THE COMPANY’s conditional receipt or temporary insurance agreement will be effective once all initial medical exams and tests have been completed. The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts or temporary insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

11.	REINSURANCE PREMIUM RATES

a.	LIFE REINSURANCE. The reinsurance premiums per $1000 are shown in Schedule B.

Reinsurance premiums for renewals will be calculated using (1) the issue age of the insured under the policy, (2) the duration since issuance of the policy and (3) the current underwriting classification.

b.

RATES NOT GUARANTEED. Although THE REINSURER anticipates that the premium rates in Schedule B will apply indefinitely, THE REINSURER reserves the right to change the rates at any time. THE REINSURER guarantees only that the premium rates applicable to business received under this Agreement will not exceed the YRT net premiums at the applicable statutory minimum valuation select and ultimate mortality table and statutory maximum interest rate for the reinsured business. If THE REINSURER changes the rates, it will give THE COMPANY a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

If THE REINSURER changes rates when THE COMPANY has not changed its charges to the customer, THE COMPANY may recapture the reinsurance under Section 20 of this Agreement by giving THE REINSURER 30-day written notice of its intent to recapture the reinsurance. The effective date of recapture will be on the first policy anniversary following notice of the reinsurance rate increase. THE REINSURER will calculate a terminal amount that will include a refund of unearned gross premiums and unpaid claims. (“Unpaid claims”

refers to all claims with a date of death prior to recapture). THE REINSURER will not pay any amount representing reserve held on the business. If THE COMPANY does not provide the 30-day written notice of its desire to recapture following the notice received from THE REINSURER, this absence shall constitute acceptance of the rate change effective with each policy next anniversary.

If THE COMPANY changes its charges to the customer, THE REINSURER has the right to change its rates. However if THE REINSURER’s change in rates is not proportionate to THE COMPANY’s change, then THE COMPANY may recapture the reinsurance under Section 20 of this Agreement.

12.	PAYMENT OF REINSURANCE PREMIUMS

a.

PREMIUM DUE. For each policy reinsured under this Agreement, reinsurance premiums are payable annually in advance. These premiums are due on the issue date and each subsequent policy anniversary. Within 30 days after the close of each reporting period, THE COMPANY will send to THE REINSURER a statement of account for that period along with payment of the full balance due. On any payment date, monies payable between THE REINSURER and THE COMPANY under this Agreement may be netted to determine the payment due. This offset will apply regardless of the insolvency of either party as described in Section 23, to the extent permitted by law. If the statement of account shows a balance due THE COMPANY, THE REINSURER will remit that amount to THE COMPANY within 30 days of receipt of the statement of account. All financial transactions under this Agreement will be in United States dollars. If the reinsurance premium amounts cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when such information is available.

b.

FAILURE TO PAY PREMIUMS. If reinsurance premiums are 90 days past due, for reasons other than those due to error or omission as defined below in Section 22, the premiums will be considered in default and THE REINSURER may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period. THE REINSURER will have no further liability as of the termination date for benefits applicable to periods for which premium is not paid. THE COMPANY will be liable for the prorated reinsurance premiums to the termination date. THE COMPANY agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

Subject to Section 21, THE COMPANY may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination, subject to THE REINSURER’S approval and payment of all reinsurance past due. However, THE REINSURER will have no liability for claims incurred between the termination date and the reinstatement date.

c.

PREMIUM ADJUSTMENT. If THE COMPANY overpays a reinsurance premium and THE REINSURER accepts the overpayment, THE REINSURER’s acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability. Instead, THE REINSURER will be liable to THE COMPANY for a credit in the amount of the overpayment. If a reinsured policy terminates, THE REINSURER will refund the excess reinsurance premium. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

13.	PREMIUM TAX REIMBURSEMENT

See Schedule B.

14.	DAC TAX AGREEMENT

THE COMPANY and THE REINSURER, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) as promulgated under the Internal Revenue Code, as found in Title 26 of the United States Code, hereinafter referred to as the Regulations and the IRC. Both parties agree to make the election contemplated by this Section 14 by timely attaching to their U.S. tax returns the schedule contemplated by Section 1.848-2(g)(8)(ii) of the Regulations. Furthermore, the parties agree to the following:

a.

For each taxable year under this Agreement, the party with the net positive consideration, as defined in the Regulations, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 (c) (1);

b.

THE COMPANY and THE REINSURER agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the U.S. Internal Revenue Service;

c.	THE COMPANY will submit to THE REINSURER by May 1 of each year its calculation of the net consideration for the preceding calendar year.

d.

THE REINSURER may contest such calculation by providing an alternative calculation to THE COMPANY in writing within 30 days of THE REINSURER's receipt of THE COMPANY's calculation. If THE REINSURER does not so notify THE COMPANY, THE REINSURER will report the net consideration as determined by THE COMPANY in THE REINSURER's tax return for the previous calendar year;

e.

If THE REINSURER contests THE COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date THE REINSURER submits its alternative calculation. If THE COMPANY and THE REINSURER do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both THE COMPANY and THE REINSURER within 20 days after the expiration of such 30-day period.

f.

THE COMPANY and THE REINSURER agree that this election shall first be effective for the 2005 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

THE REINSURER and THE COMPANY represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the IRC of 1986, as amended.

15.	REPORTS

The reporting period is shown in Schedule A. For each reporting period, THE COMPANY will submit reports to THE REINSURER with information that is substantially similar to the information displayed in Schedule C.

In addition, the reports will include a billing and accounting summary and a policy exhibit summary similar to the reports shown in Schedule D.

Within 15 business days after the end of each calendar year, THE COMPANY will submit a reserve summary similar to that shown in Schedule D. THE COMPANY will also submit this reserve summary within 10 business days after the end of each other calendar quarter.

Special COLI Reporting

A report for all policies will be provided that includes an underwriting indicator (i.e., RI for Fully Underwritten, SI for Simplified Issued and GI for Guaranteed Issue) and the corporation name. In addition, working addresses will be provided for policies that are part of cases where the initial face amount subject to reinsurance with the pool exceeds $100,000,000. THE REINSURER’s share of the initial case face amount must not exceed $53,330,000.

16.	RESERVES FOR REINSURANCE

See Schedule A.

17.	CLAIMS

a.

NOTIFICATION OF CLAIMS. THE COMPANY will provide THE REINSURER with notification of claims reported. In addition, THE COMPANY will provide THE REINSURER with notification of each claim incurred within the first two policy years (individually, a “Contestable Claim” and collectively “Contestable Claims”) on policies reinsured where THE REINSURER’s net amount at risk is in excess of $100,000, along with all relevant information including, but not limited to, claim proofs.

After THE COMPANY has received all proper claim proofs and paid the claim, THE COMPANY will notify THE REINSURER that a claim is due under this Agreement. THE COMPANY will send to THE REINSURER an itemized statement of amounts due THE COMPANY under this Agreement along with all relevant information with respect to the claim, including the claim proofs. However, claim proofs will not be required by THE REINSURER if THE REINSURER’s net amount at risk is less than or equal to $100,000 and THE COMPANY has paid the claim in full. In such cases, THE COMPANY will provide THE REINSURER with the cause and date of death.

THE REINSURER shall have the right to audit the claims handling procedures of THE COMPANY at any time during the term of this Agreement during normal business hours. Upon the completion of such audit, THE REINSURER may, in its sole discretion, require THE COMPANY to provide THE REINSURER on an ongoing basis with all relevant information regarding any Contestable Claim on policies reinsured under this Agreement regardless of THE REINSURER’s net amount at risk on such claim.

b.

AMOUNT AND PAYMENT OF BENEFITS. As soon as THE REINSURER receives the request for payment and any required proof of the claim, reinsurance benefits are due and payable to THE COMPANY. Payment of the benefits will be made in a single sum, regardless of THE COMPANY’s settlement options. THE COMPANY's contractual liability for claims under reinsured policies is binding on THE REINSURER. The maximum benefit payable to THE COMPANY under each reinsured policy is the amount specifically reinsured with THE REINSURER. If THE REINSURER fails to pay the reinsurance death benefits due THE COMPANY on an undisputed claim within sixty (60) days of receipt of claim notice, and fails to provide THE COMPANY with a written notice setting forth the reason for nonpayment, THE COMPANY may terminate this Agreement and recapture all in force policies. Prior to recapturing the in force policies, THE COMPANY must provide THE REINSURER thirty (30) days written notice of its intent to recapture. If THE REINSURER pays the claim within the thirty (30) days notice, THE COMPANY’s right to recapture the in force policies reinsured under this Agreement will expire. However, THE COMPANY retains the right to terminate this Agreement and recapture all in force policies, in accordance with this Article 17 if an undisputed claim becomes sixty (60) days past due in the future.

Recapture under this Article 17 will be subject to a terminal accounting that will include a refund of unearned gross premiums and unpaid claims. THE REINSURER will not pay any amount representing the reserve held on the business.

c.

CLAIM SETTLEMENTS. THE REINSURER agrees that THE COMPANY will use its standard claim practices and guidelines in the adjudication of all claims on policies reinsured under this Agreement. THE REINSURER has the right to inspect, at the COMPANY's offices, the COMPANY's written claims practices and guidelines. In order to comply with the requirements of the Securities and Exchange Commission, once THE REINSURER has been notified of a Contestable Claim in accordance with subsection a. above, and if THE REINSURER chooses to review the information and offer advice to THE COMPANY as to whether the claim should be paid or denied, THE REINSURER must do so within 2 business days of receiving the Contestable Claim information. If there is a disagreement between THE COMPANY and THE REINSURER as to whether THE COMPANY should pay or deny the claim, THE COMPANY will make a reasonable effort to secure mutual agreement between the parties. Any advice offered by THE REINSURER will not be binding on THE COMPANY.

THE COMPANY will advise THE REINSURER of any intention to contest a claim involving a policy reinsured hereunder and provide THE REINSURER with copies of all relevant documents. THE REINSURER may choose not to participate in the contest of a Contestable Claim. THE REINSURER will have 10 business days from receipt of all relevant Contestable Claim information to communicate its decision to THE COMPANY. If THE REINSURER chooses not to participate, it will discharge its liability by immediately paying to THE COMPANY the full amount of THE REINSURER’s liability on the portion of the policy reinsured under this Agreement, regardless of any subsequent outcome of such contest.

d.

CLAIM EXPENSES. THE REINSURER will pay its share of any interest paid by THE COMPANY on any claim payment. In addition, THE REINSURER will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of death claims for policies under this Agreement. Reasonable expenses shall not include normal and customary claim administration expenses that are commonly incurred with the normal and customary settlement of non-contestable claims. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that THE COMPANY admits are payable are not a claim expense under this Agreement. Notwithstanding the above, THE REINSURER will not be liable for any portion of interest or unusual expenses for any period of time after THE REINSURER chooses not to participate in a contest, compromise or litigation of a Contestable Claim.

e.

EXTRACONTRACTUAL DAMAGES. In no event will THE REINSURER participate in statutory, punitive or compensatory damages, which are awarded against THE COMPANY as a result of an act, omission or course of conduct committed by THE COMPANY in connection with the reinsurance under this Agreement. The parties recognize that circumstances may arise in which equity would require THE REINSURER, to the extent permitted by law, to share proportionately in punitive compensatory, and statutory damages that result from the claims denial decision. Such circumstances are difficult to define in advance, but would generally be those situations in which THE REINSURER was an active party and agreed in writing with the act or course of conduct of THE CEDING COMPANY that ultimately resulted in the assessment of the extra-contractual damages. In such situations, THE REINSURER will reimburse THE CEDING COMPANY in proportion to the reinsurance provided under this Agreement by THE REINSURER.

For purposes of the provision, the following definitions will apply:

“Punitive Damages” are those damages awarded as a penalty, the amounts of which are not governed or fixed by statute;

“Statutory Penalties” are those amounts that are awarded as a penalty, but are fixed in amount by statute In no event, for purposes of this Agreement, does the term include Punitive Damages;

“Compensatory Damages” are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

18.	MISREPRESENTATION, SUICIDE, AND MISSTATEMENT

If either a misrepresentation on an application or a death of an insured by suicide results in the return of policy premiums by THE COMPANY under the policy rather than payment of policy benefits, THE REINSURER will refund all of the reinsurance premiums paid for that policy to THE COMPANY. If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

19.	POLICY CHANGES

a.

NOTICE. If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy. THE COMPANY will notify THE REINSURER of the change in THE COMPANY's next report as stated in Section 15.

b.

UNSCHEDULED AND RESCHEDULED INCREASES. If a request for an unscheduled increase in the amount of insurance is made for a reinsured policy and the insured meets THE COMPANY’s underwriting requirements and THE COMPANY approves the increase under the policy, then the amount of reinsurance under this Agreement will be adjusted as of the effective date of the increase. Unscheduled face amount increases will be subject to the same issue limits and binding limits as shown in Schedule A, Section 5.

If an increase has been scheduled on a policy at the time the policy is issued, then no new underwriting is required at the effective date of the scheduled increase and the amount of reinsurance under this Agreement will be adjusted as of the effective date of the increase. However, if an increase has been scheduled and the request is for an amount that is higher than the amount scheduled to be increased and the insured meets THE COMPANY’s underwriting requirements and THE COMPANY approves the increase under the reinsured policy, then the amount of reinsurance under this Agreement will be adjusted as of the effective date of the increase.

If a request for an increase is made for a reinsured policy and the insured meets THE COMPANY’s underwriting requirements and a new policy is issued on one of the plans shown in Schedule A for the higher amount, then reinsurance under the old policy will cease as of the effective date of the change, and reinsurance under the new policy will commence as of the policy date of the new policy.

If a request for an increase that has not been scheduled in a reinsured policy is granted without the insured meeting THE COMPANY’s underwriting requirements, then reinsurance on the increase will not be allowed.

If a request for an increase does not meet all of the terms of automatic reinsurance, then THE COMPANY may apply to the REINSURER for facultative reinsurance as stated in Section 9.

c.	REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

d.

PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then the reinsurance under this Agreement will cease as of the effective date of the change.

If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met THE COMPANY’s underwriting requirements for the plan change, then reinsurance will commence as of the policy date of the new plan.

e.

OPTION TO EXCHANGE INSUREDS. Policies issued as a result of the ‘Option to Exchange Insureds’ must be underwritten according to the underwriting basis of the original case and must meet all the automatic reinsurance requirements stipulated in Section 6 above.

f.

ADD-ON LIVES. Policies issued to add-on lives must be underwritten according to the underwriting basis of the original case and must meet all the automatic reinsurance requirements stipulated in Section 6 above using the total number of lives in the case, including the add-on lives.

20.	RECAPTURE

At any time during the term of the Agreement, THE COMPANY may elect to recapture in full the coverage reinsured under this Agreement following the occurrence of any of the following events:

1) Material breach of any term or condition of this Agreement if such breach is not cured within a period of at least 90 calendar days following the delivery of notice of such breach from THE COMPANY to THE REINSURER.

2)	THE REINSURER is deemed insolvent as described in Section 23.

3)	The occurrence of a “Risk Trigger Event” as defined in Schedule A of this Agreement.

4) THE REINSURER makes a premium rate change that is not proportionate to a change in THE COMPANY’s charges to the customer.

5) A change in ultimate ownership or control of THE REINSURER that results in the new owner of THE REINSURER not having a Qualified Rating from at least one of the Major Rating Agencies which is at least as high as the minimum levels shown in Section 12 of Schedule A.

6)	Any representation or warranty made by THE REINSURER under this Agreement proves to be untrue in any material respect.

7)	Non-payment of reinsurance claims that are 60 days past due from THE REINSURER.

In addition, at any time after the twentieth policy anniversary, THE COMPANY may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for THE COMPANY and all of its affiliates, collectively, subsequent to the date of policy issue. These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A. The portion of the coverage that may be recaptured must be directly related to the increase in the limits. To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by THE COMPANY. Furthermore, the portion that may be recaptured from THE REINSURER would be determined as THE REINSURER’s prorata share of the total portion reinsured with all reinsurers.

If THE COMPANY elects to recapture the coverage reinsured under this Agreement as a result of a Risk Trigger Event, it must do so for all coverages reinsured under all agreements between THE COMPANY and THE REINSURER for which a Risk Trigger Event occurred.

If THE COMPANY elects to recapture the risks ceded to THE REINSURER under this Agreement as stated above, it will do so by giving a 90-day written notice to THE REINSURER. Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in THE COMPANY’s notice, which will not be sooner than 90 days from when notice was sent. If THE COMPANY does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective 90 days from THE REINSURER’s receipt of the notice.

If a policy is recaptured, THE REINSURER will pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture. THE COMPANY will pay THE REINSURER any due but unpaid premiums under this Agreement up to the date of recapture for any recaptured policies. THE REINSURER shall not be liable, under this Agreement, for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.

If THE COMPANY elects to recapture this business due to insolvency as described in Section 23 or the occurrence of a risk trigger event as described in Schedule A, Section 12, then any final settlement between the parties will include a payment for the Reserve of THE REINSURER on the policies being recaptured in accordance with the following definitions and formulas:

•

The Reserve for the purpose of this section shall be THE REINSURER’s reserve for the future benefit obligations and future expenses of the policies being recaptured, calculated on a gross premium basis as of the date of recapture, excluding margins for adverse deviations, and using assumptions for mortality, expenses, lapses and interest, which were in effect as of the effective date of this Agreement.

The formula for the Reserve will be as follows:

Reserve (t) equals PVFB (t) plus PVFE (t) minus ((1 minus PVFP (0) divided by PVFGP (0)) times PVFGP (t)), where

PVFB (t) equals Present Value of Future Benefits at time, t

PVFE (t) equals Present Value of Future Expenses at time, t

PVFGP (t) equals Present Value of Future Gross Reinsurance Premiums at time, t

PVFP (0) equals Present Value of Future Profits at time, 0, which equals PVFGP (0) minus PVFB (0) minus PVFE (0),

t equals the number of whole years that each policy was in force as of the time of recapture

b)

If the recapture is exercised because of a risk trigger event, the final settlement will also include a Specified Amount for the expected future profits, which will equal the Present Value of Future Profits, as follows:

The Present Value of Future Profits at time (t) will equal PVFGP(t) – PVFB(t) – PVFE(t). The PVs will be calculated using a “Risk Adjusted” discount rate of 18%.

•

In the event that the Reserve as calculated according to the formula in subsection a. above is greater than zero, the payment for the Reserve will be made by THE REINSURER to THE COMPANY. In the event that the Reserve is less than zero, the payment for the Reserve will be made by THE COMPANY to THE REINSURER. In the event that a Specified Amount as calculated in subsection b. is to be paid, it will always be paid by THE COMPANY to THE REINSURER.

21.	REINSTATEMENTS

a.

AUTOMATIC REINSTATEMENT. If THE COMPANY reinstates a policy that was originally ceded to THE REINSURER as automatic reinsurance using conventional underwriting practices, THE REINSURER’s reinsurance for the policy shall be reinstated.

b.

FACULTATIVE REINSTATEMENT. If THE COMPANY has been requested to reinstate a policy that was originally ceded to THE COMPANY as facultative reinsurance and the reinstatement is processed under THE COMPANY’s Long Form Reinstatement Process, then THE COMPANY will re-submit the appropriate evidence for the case to THE REINSURER for underwriting approval before the reinsurance can be reinstated.

c.	PREMIUM ADJUSTMENT. Reinsurance premiums for the interval during which the policy was lapsed will be paid to THE REINSURER by THE COMPANY.

22.	ERRORS AND OMISSIONS

If either THE REINSURER or THE COMPANY fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect. If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred. This section will not apply to any facultative submission until THE COMPANY has mailed the Notification of Reinsurance form to THE REINSURER.

23.	INSOLVENCY

For the purpose of this Agreement, THE COMPANY or THE REINSURER shall be deemed “insolvent” if one or more of the following occurs:

a.	A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either THE COMPANY or THE REINSURER; or

b.	Either THE COMPANY or THE REINSURER is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

c.

Either THE COMPANY or THE REINSURER becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of THE COMPANY or THE REINSURER, as the case may be.

In the event that THE COMPANY is deemed insolvent, all reinsurance claims payable hereunder shall be payable by THE REINSURER on the basis of THE COMPANY’s liability under the policies reinsured without diminution because of the insolvency of THE COMPANY. Such claims shall be payable by THE REINSURER directly to THE COMPANY, its liquidator or statutory successor. It is understood, however, that in the event of such insolvency, the liquidator or receiver or statutory successor of THE COMPANY shall give written notice to THE REINSURER of the pendency of a claim against THE REINSURER on a risk reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. Such notice shall indicate the policy reinsured and whether the claim could involve a possible liability on the part of THE REINSURER. Failure to give such notice shall not excuse the obligation of THE REINSURER unless it is substantially prejudiced thereby. During the pendency of such claim, THE REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to THE COMPANY, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by THE REINSURER shall be chargeable, subject to court approval, against THE COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to THE COMPANY solely as a result of the defense undertaken by THE REINSURER.

In the event THE REINSURER is deemed insolvent, THE REINSURER will be bound by any legal directions imposed by its liquidator, conservator, or statutory successor. However, and if not in conflict with such legal directions, THE COMPANY shall have the right to terminate this Agreement with respect to occurrences taking place on or after the date THE REINSURER first evidences insolvency. Such right to terminate shall be exercised by providing THE REINSURER (or its liquidator, conservator, receiver or statutory successor) with a written notice of THE COMPANY’s intent to recapture ceded business. If THE COMPANY exercises such right to terminate and recapture ceded business, such election shall be in lieu of any premature recapture fee. Upon such election, THE COMPANY shall be under no obligation to THE REINSURER, its liquidator, receiver or statutory successor; however, THE REINSURER, its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture.

If at any point in the future during the term of this Agreement, THE REINSURER is deemed insolvent, THE COMPANY’s right of recapture in Section 20 of this Agreement will be triggered unless THE REINSURER elects to, and does, provide, on a timely basis, security in the form of a Letter of Credit, Assets in Trust, or Funds Withheld to THE COMPANY. If THE REINSURER elects to furnish security in the form of one or more Letters of Credit, Assets in Trust, or Funds Withheld to avoid THE COMPANY’s right of recapture under Section 20 of this Agreement, any such security must meet the requirements set forth in Sections 13, 14 and 15 of Schedule A attached hereto.

24.	ARBITRATION

a.

GENERAL. All disputes and differences under this Agreement that cannot be amicably agreed upon by the parties shall be decided by arbitration. The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industry. The arbitrators will consider this Agreement as an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitration shall take place within the United States.

b.

NOTICE. To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

c.

PROCEDURE. Arbitration will be heard before a panel of three disinterested arbitrators. The arbitrators will be current or former executive officers or employees of life insurance or reinsurance companies; however, these companies will not be either party or any of their reinsurers or affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the receipt of the mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the receipt of the mailing of the notification initiating the arbitration, then select the third arbitrator.

Should either party fail to appoint an arbitrator or should the two initial arbitrators be unable to agree on the choice of a third arbitrator, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots on the final selection. Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

d.

COSTS. Unless the arbitrators decide otherwise, each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally the cost of the third arbitrator.

•	GOOD FAITH

Each party agrees that all matters with respect to this Agreement require its utmost good faith.

26.	REPRESENTATIONS AND WARRANTIES

THE COMPANY represents and warrants to THE REINSURER that it is solvent in all jurisdictions in which it does business or is licensed. THE REINSURER represents and warrants to THE COMPANY that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ultimate ownership or control.

THE COMPANY represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of New Jersey.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE COMPANY to cede the Policies covered hereunder.
e.

It will take no unauthorized action that would encourage the policyholders whose policies are reinsured under this Agreement to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement, without the consent of THE REINSURER.

f.

THE COMPANY acknowledges that THE REINSURER is entering into this Agreement in reliance upon these representations and warranties of THE COMPANY, and THE COMPANY agrees that THE REINSURER may terminate the reinsurance hereunder if, at any point in the future during the term of this Agreement, these representations and warranties are no longer true and correct in any material respect.

THE REINSURER represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of Colorado.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.

d.	It has obtained any and all regulatory approvals as may be required for THE REINSURER to provide the reinsurance covered hereunder.
e.

As part of THE COMPANY’s due diligence process, THE REINSURER has provided a completed copy of the Reinsurance Carrier Fact Sheet, a copy of which is attached in Schedule G. Upon request by THE COMPANY, after THE REINSURER has completed its Annual Statement, THE REINSURER will update the information included in The Reinsurance Carrier Fact Sheet. In addition, from time to time, THE REINSURER will update the information included in the Carrier Fact Sheet as requested by THE COMPANY. The information included in the Reinsurance Carrier Fact Sheet is true and accurate as of the date shown on the Fact Sheet.

f.

THE REINSURER acknowledges that THE COMPANY is entering into this Agreement in reliance upon these representations and warranties of THE REINSURER, and THE REINSURER agrees that THE COMPANY’s right of recapture under Section 20 of this Agreement will be triggered if, at any point in the future during the term of this Agreement, these representations and warranties are no longer true and correct in any material respect.

27.	CONFIDENTIALITY

THE REINSURER agrees to regard and preserve as confidential all information and material which is related to THE COMPANY’s business and/or customers that may be obtained by THE REINSURER from any source as a result of this Agreement. THE REINSURER will not, without first obtaining THE COMPANY’s prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any Company Confidential Information or Company Customer Information except as necessary for retrocession purposes, external auditors, as required by court order, or as required by law or regulation. “Company Confidential Information” includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to THE COMPANY’s insurance and financial products, planned or existing computer systems architecture and software, data, and information of THE COMPANY as well as third party confidential information to which THE COMPANY has access. “Company Customer Information” includes all information provided by or at the direction of THE COMPANY about a customer of THE COMPANY or its affiliates, including but not limited to name, address, telephone number, email address, account or policy information, and any list or grouping of customers.

Notwithstanding the foregoing, the provisions of Section 27 shall not apply with respect to disclosing of Company Confidential Information which is already known to THE REINSURER or is or becomes publicly known through no wrongful act of THE REINSURER; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by THE REINSURER; or is approved for release by written authorization of THE COMPANY; or is placed in or becomes party of the public domain pursuant to or by reason of operation of law. The foregoing exceptions do not apply to the disclosure of Company Customer Information, which may not be disclosed without THE COMPANY’s prior written consent except as noted in the paragraph preceding this one.

The provisions of this Section 27 regarding Company Confidential Information shall survive the termination of the parties’ obligations under this Agreement for a period of two years, and the provisions of this Section 27 regarding Company Customer Information shall survive the termination of the parties’ obligations under this Agreement for a period of five years.

THE REINSURER certifies that it has implemented and will maintain an effective information security program to protect THE COMPANY’s Customer Information that is designed:

(a)	to ensure the security and confidentiality of Customer Information;
(b)	to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and to protect against unauthorized access to or use of Customer Information

In the event that Company Confidential Information or Company Customer Information in THE REINSURER’s possession is disclosed to an unauthorized third party, THE REINSURER shall immediately advise THE COMPANY and take steps to prevent further disclosure.

28.	MEDICAL INFORMATION BUREAU

THE REINSURER is required to strictly adhere to the Medical Information Bureau Rules, and THE COMPANY agrees to abide by these Rules, as amended from time to time. THE COMPANY will not submit a preliminary notice, application for reinsurance, or reinsurance cession to THE REINSURER unless THE COMPANY has a signed, currently required Medical Information Bureau authorization.

29.	GOVERNING LAW

This Agreement shall be governed by the laws of New Jersey without giving effect to the principles of conflicts of laws thereof.

30.	ASSIGNMENT

This Agreement is not assignable by either party except by the express written consent of the other.

31.	ACCESS TO RECORDS

THE REINSURER and THE COMPANY, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party. THE COMPANY will be obligated to provide access to all of THE COMPANY’s original papers, records and documents relating to the business reinsured under this Agreement and will take all necessary measures to ensure that it can fulfill this requirement.

32.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

33.	OFFSET

Any debts or credits, in favor of or against either THE REINSURER or THE COMPANY with respect to this Agreement are deemed mutual debts or credits and may be offset and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

34.	TERMINATION

THE COMPANY will maintain and continue the reinsurance provided under the Agreement as long as the policy to which it relates is in force or has not been fully recaptured. The Agreement may be terminated, without cause, for the acceptance of new reinsurance after 90-days’ written notice of termination by either party to the other. THE REINSURER will continue to accept reinsurance during this 90-day period. THE REINSURER’s acceptance will be subject to both the terms of the Agreement and THE COMPANY’s payment of applicable reinsurance premiums. In addition, the Agreement may be terminated immediately for the acceptance of new reinsurance by either party if one of the parties materially breaches the Agreement, or becomes insolvent.

35.	NOTICES

All notices and other communications under this Agreement will be effective when received and sufficient if given in writing and delivered by confirmed facsimile transmission, by certified or registered mail, or by an overnight delivery service of general commercial use (such as UPS, Federal Express or Airborne), addressed to the attention of the applicable party described as follows:

a.	NOTICES SENT TO THE COMPANY

Nicholas Simonelli

Pruco Life Insurance Company

213 Washington Street

Newark, New Jersey 07102-2992

b.	NOTICES SENT TO THE REINSURER

Security Life of Denver

Attention: President c/o ING North America Insurance Corporation

5780 Powers Ferry Road,

Atlanta, GA 30327

Copy sent to the attention of:

B. Scott Burton

Corporate General Counsel

ING North America

5780 Powers Ferry Road,

Atlanta, GA 30327

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of September 30, 2002.

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY	SECURITY LIFE OF DENVER INSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________